EXHIBIT 99.1

Progyny, Inc. Announces Fourth Quarter and Full Year 2019 Results

Reports 118% Increase in 2019 Revenue to $229.7 Million

Issues Revenue Guidance of $395.0 to $415.0 Million for 2020, Reflecting Growth of 72% to 81%

Issues Revenue Guidance of $89.0 to $94.0 Million for the First Quarter of 2020

NEW YORK, March 5, 2020 /GlobeNewswire/ - Progyny, Inc. (Nasdaq: PGNY), a leading benefits management company specializing in fertility and family building benefits solutions in the United States, today announced its financial results for the three-  and twelve-month periods ended December  31, 2019  (“the fourth quarter of 2019” and “the full year”, respectively) as compared to the three- and twelve-month periods ended December  31, 2018 (“the fourth quarter of 2018” and “the prior year”, respectively).

“We had a strong fourth quarter, concluding a record year for Progyny,” said David Schlanger, Chief Executive Officer of Progyny.  “In 2019, our selling season produced the greatest number of new clients and covered lives in our history,  demonstrating that awareness of infertility as a medical condition is growing, and that employers are looking for leading benefits solutions that both provide the appropriate coverage and generate the best clinical outcomes.”

“Our revenue grew 118% in 2019, making this the third consecutive year in which we have more than doubled our revenue from the previous year,” said Pete Anevski, Progyny’s President, Chief Financial and Operating Officer. “We achieved this while also expanding our gross margin and our income from continuing operations to the highest levels they’ve ever been.”

Fourth Quarter and Full Year 2019 Highlights:

(unaudited; in thousands, except per share amounts)	4Q 2019	4Q 2018	FY 2019	FY 2018
Revenue	$65,122	$29,187	$229,683	$105,400

Gross Profit	$11,769	$5,415	$45,505	$19,434
Gross Margin	18.1%	18.6%	19.8%	18.4%

Net Loss from Continuing Operations	$(4,400)	$(1,577)	$(8,569)	$(5,116)

Net Loss per Share Attributable to Common Stockholders	$(0.07)	$(0.31)	$(0.41)	$(1.00)
Net Income (as adjusted)[1]	$1,357		$9,607
Net Earnings per share (as adjusted)[1]	$0.01		$0.11
Adjusted EBITDA[2]	$3,882	$479	$18,342	$1,428
Adjusted EBITDA Margin[2]	6.0%	1.6%	8.0%	1.4%

1.

Net income (as adjusted) reflects an adjustment for the convertible preferred stock warrant valuation.  Net earnings per share (as adjusted) also reflects weighted-average shares outstanding as adjusted for:  a) the conversion of all outstanding shares of convertible preferred stock into shares of common stock and warrants to purchase convertible preferred stock into warrants to purchase common stock in connection with the Company’s initial public offering (“IPO”), using the as-converted method as though the conversion had occurred as of the beginning of the period presented;  b) options to purchase common stock; c) warrants to purchase common stock.  In addition, the Company effected a 1-for-4.5454 reverse stock split of its common stock and convertible preferred stock on October 14, 2019.  For ease of comparability, all periods presented in this release retroactively give effect to the reverse stock split as if it occurred at the beginning of the periods presented.  Please see Annex A of this release for a computation of Net Income (as adjusted) and Net Earnings Per Share (as adjusted), which are financial measures that are not required by, or presented in accordance with, U.S. GAAP.

2.

Adjusted EBITDA and Adjusted EBITDA margin are financial measures that are not required by, or presented in accordance with,  U.S. GAAP.  Please see Annex A of this release for a reconciliation of Adjusted EBITDA to Net loss from Continuing Operations, the most directly comparable financial measure stated in accordance with GAAP for each of the periods presented.

Financial Highlights

4th Quarter

Revenue was  $65.1 million, a 123% increase as compared to $29.2 million reported in the prior year period.

•Fertility benefit services revenue was  $53.5 million, a 93% increase from the $27.8 million reported in the prior year period,  primarily driven by an increase in our number of clients.

•Pharmacy benefit services revenue was  $11.6 million as compared to $1.4 million reported in the prior year period. Progyny Rx went live with a select number of clients in 2018 and our revenue in the fourth quarter of 2019 benefitted from having Progyny Rx available for the full selling season to both new and existing clients.

Gross profit was  $11.8 million, an increase of 117% from the prior year period.  Gross margin was 18.1%,  reflecting a decrease of 50 basis points from the 18.6% gross margin in the prior year period, due primarily to the timing of headcount that was added to support the record number of new clients launching for 2020 benefit years.

Net loss attributable to common stockholders was $4.4  million, or $0.07 per share, in the fourth quarter of 2019 compared to a net loss attributable to common stockholders of $1.6  million, or $0.31 per share, in the prior year period.  The increased loss was attributable to the previously disclosed  $5.8 million non-cash charge associated with the increased valuation of the outstanding convertible preferred stock warrants, which were required to be remeasured with the closing of the Company’s IPO, and which were partially offset by increased profitability from operations.

Adjusting for the impacts of the conversion of the preferred stock as well as the outstanding options and warrants, net income was $1.4 million, or $0.01 per share, in the fourth quarter of 2019, on the basis of 97.7 million weighted-average diluted shares outstanding.  Readers are encouraged to review the reconciliation in Annex A.

Adjusted EBITDA was $3.9 million, an eight-fold increase from the fourth quarter of 2018.  The increase was due to the higher revenue as well as improved operating leverage across the business.

Adjusted EBITDA margin on incremental revenue of 9.5% in the fourth quarter of 2019 reflects approximately $1.3 million in costs associated with operating as a publicly traded company, mainly D&O insurance expenses, that were not incurred in the fourth quarter of 2018.

Full Year

Revenue was $229.7 million, a 118% increase as compared to $105.4 million reported in the prior year period.

•Fertility benefit services revenue was $189.6 million, a 90% increase from the $99.8 million reported in the prior year period, primarily driven by an increase in our number of clients.

•Pharmacy benefit services revenue was $40.1 million as compared to $5.6 million reported in the prior year period.  Progyny Rx went live with a select number of clients in 2018 and our revenue in the 2019 benefitted from having Progyny Rx available for the full selling season to both new and existing clients.

Gross profit was $45.5 million, an increase of 134% from the prior year period.  Gross margin was 19.8%, reflecting an increase of 140 basis points from the 18.4% gross margin in the prior year period, due primarily to increased operating efficiencies.

Net loss attributable to common stockholders was $8.6 million, or $0.41 per share, in 2019 compared to a net loss from continuing operations attributable to common stockholders of $5.5 million, or $1.00 per share, in the prior year period.  The increased loss was attributable to the previously disclosed  $18.2 million in non-cash charges associated with the increased valuation of the outstanding convertible preferred stock warrants, which were required to be remeasured with the closing of the Company’s IPO, and which were partially offset by increased profitability from operations.

Adjusting for the impacts of the conversion of the preferred stock as well as the outstanding options and warrants, net income was $9.6  million, or $0.11 per share, in 2019 on the basis of 89.1 million weighted-average diluted shares outstanding.  Readers are encouraged to review the reconciliation in Annex A.

Adjusted EBITDA was $18.3 million, a nearly thirteen-fold increase from the prior year period.  The increase was due to the higher revenue as well as improved operating leverage across the business.

Balance Sheet

Cash and cash equivalents were  $80.4 million as of December  31, 2019.  The Company’s initial public offering, which raised approximately $77 million in proceeds, net of underwriters’ commissions and related offering costs, closed during the quarter.

Operational Metrics:

Clients and Members

	As of December 31,
	2019	2018
Clients	87	33
Members	1,517,000	720,200

Assisted Reproductive Treatment (ART) Cycles and Utilization Rates

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
ART Cycles*	3,782	2,048	13,550	7,099
Utilization – All Members**	0.50%	0.51%	1.30%	1.25%
Utilization – Female Only**	0.44%	0.45%	1.09%	1.02%

*Represents the number of ART cycles performed, including IVF with a fresh embryo transfer, IVF freeze all cycles/embryo banking, frozen embryo transfers and egg freezing.

**Represents the member utilization rate for all services, including, but not limited to, ART cycles, initial consultations, IUIs, and genetic testing.  The utilization rate for all members includes all unique members (female and male) who utilize the benefit during that period, while the utilization rate for female only includes only unique females who utilize the benefit during that period.  For purposes of calculating utilization rates in any given period, the results reflect the number of unique members utilizing the benefit for that period.  Individual periods cannot be combined as member treatments may span multiple periods.

Convertible Preferred Stock

During the quarter,  the Company’s outstanding shares of convertible preferred stock were converted into 65,428,088 shares of common stock on a one-to-one basis, $106.2 million of convertible preferred stock was reclassified to additional paid-in-capital and $7 thousand of convertible preferred stock was reclassified to common stock on the Company’s balance sheet.

Convertible Preferred Stock Warrants

During the quarter, all outstanding convertible preferred stock warrants were converted into warrants to purchase 2,019,245 shares of common stock.  The full year 2019 results reflect $18.2 million in non-cash charges  related to the valuation and remeasurement of these warrants, which includes a final non-cash charge of $5.8 million in the fourth quarter. As of the closing of the IPO, these warrants were no longer subject to remeasurement.

Financial Outlook

“We are pleased to announce our guidance for 2020,  which reflects our expanded book of business driven by the addition of our newest clients,” said Mr. Schlanger.  “With the established client base we have in place today,  and the quality and depth of our solution, we believe we are well positioned for the future.”

The Company is providing the following financial guidance for both the three-month period ended March 31, 2020 and the year ended December 31, 2020. The guidance reflects the previously disclosed addition of 57 new clients from the 2019 selling season, of which 53 are live as of today, with the remainder scheduled to go live beginning in the second quarter.

•	Full Year 2020 Outlook
o	Revenue is projected to be $395.0 million to $415.0 million, reflecting growth of 72% to 81%
o	Net income is projected to be $30.0 million to $34.0 million, or $0.30 to $0.34 per share, on the basis of approximately 100 million assumed weighted-average fully diluted shares outstanding
o	Adjusted EBITDA[1] is projected to be $41.7 million to $45.3 million
•	First Quarter of 2020 Outlook
o	Revenue is projected to be $89.0 million to $94.0 million, reflecting growth of 89% to 99%
o	Net income is projected to be $5.4 million to $6.4 million, or $0.05 to $0.06 per share, on the basis of approximately 100 million assumed weighted-average fully diluted shares outstanding
o	Adjusted EBITDA[1] is projected to be $8.4 million to $9.3 million

1.

Adjusted EBITDA is a financial measure that is not required by, or presented in accordance with, U.S. GAAP.  Please see Annex A of this release for a reconciliation of forward-looking Adjusted EBITDA to forward-looking Net loss from Continuing Operations, the most directly comparable financial measure stated in accordance with GAAP for each of the periods presented.

Conference Call Information

Progyny will host a conference call at 4:45 P.M. Eastern Time (1:45 P.M. Pacific Time) today to discuss its financial results.  Interested participants from the United States may join by calling 1.877.883.0383 and using conference ID 2146745.  Participants from international locations may join by calling 1.412.902.6506 and using the same conference ID.  A replay of the call will be available until March 10, 2020 at 11:59 P.M. Eastern Time by dialing 1.877.344.7529 (U.S. callers) or 1.412.317.0088 (international) and entering passcode 10139593.  A live audio webcast of the call and subsequent replay will also be available through the Events & Presentations section of the Company’s Investor Relations website at investors.progyny.com.

About Progyny

Progyny (Nasdaq: PGNY) is a leading fertility benefits management company in the United States. We are redefining fertility and family building benefits, proving that a comprehensive and inclusive fertility solution can simultaneously benefit employers, patients, and physicians. Our benefits solution empowers patients with education and guidance from a dedicated Patient Care Advocate, provides access to a premier network of fertility specialists using the latest science and technologies, reduces healthcare costs for the nation’s leading employers, and drives optimal clinical outcomes. We envision a world where anyone who wants to have a child can do so.

Headquartered in New York City, Progyny has been named a CNBC 50 Disruptor for three years in a row, to the INC. 5000, Crain’s Fast 50 for NYC, and Modern Healthcare’s Best Places to Work in Healthcare for two years in a row. For more information, visit www.progyny.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release includes forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to management.  These forward-looking statements include, without limitation, statements regarding our financial outlook, our industry, business strategy, ability to acquire new clients and successfully engage new and existing clients, plans, goals and expectations concerning our market position, future operations, and other financial and operating information.  The words “may,” “believes,” “intends,” “seeks,” “anticipates,” “plans,” “estimates,” “expects,” “should,” “assumes,” “continues,” “could,” “will,” “future,” “project,” and the negative of these or similar terms and phrases are intended to identify forward-looking statements.

Forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.  These risks include, without limitation, risks related to competition in the market in which we operate; our history of operating losses and ability to sustain profitability in the future; our limited operating history and the difficulty in predicting our future results of operations; our ability to attract and retain clients and increase the adoption of services within our client base; the loss of any of our largest client accounts; changes in the technology industry; changes in the health insurance market; negative publicity in the health benefits industry; lags, failures or security breaches in our computer systems or those of our vendors; a significant change in the utilization of our solutions; our ability to offer high-quality support; positive references from our existing clients; our ability to develop and expand our marketing and sales capabilities; the rate of growth of our future revenues; the accuracy of the estimates and assumptions we use to determine the size of target markets; our ability to successfully manage our growth; unfavorable conditions in our industry or the United States economy, including conditions resulting from outbreaks of contagious disease; reductions in employee benefits spending; seasonal fluctuations in our sales; the adoption of new solutions and services by our clients or members; our ability to innovate and develop new offerings; our ability to adapt and respond to the medical landscape, regulations, client needs, requirements or preferences; our ability to maintain and enhance our brand; our ability to attract and retain members of our management team, key employees, or other qualified personnel; our ability to maintain our company culture; our ability to maintain our Center of Excellence network of healthcare providers; our strategic relationships with and monitoring of third parties; our ability to maintain or any disruption of our pharmacy distribution network; our relationship with key pharmaceutical manufacturers or any decline in rebates provided by them; our ability to maintain our relationships with benefits consultants; exposure to credit risk from our members; risks related to government regulation; risks related to potential sales to government entities; our ability to protect our intellectual property rights; risks related to any litigation against us; risks related to acquisitions, strategic investments, partnerships, or alliances; federal tax reform and changes to our effective tax rate; the imposition of state and local state taxes; our ability to utilize a significant portion of our net operating loss or research tax credit carryforwards; our ability to develop or maintain effective internal control over financial reporting and the increased costs of operating as a public company.  For a detailed discussion of these and other risk factors, please refer to our filings with the Securities and Exchange Commission, including in the section entitled “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, and subsequent reports that we file with the Securities and Exchange Commission which are available at http://investors.progyny.com and on the SEC’s website at https://www.sec.gov.

Forward-looking statements represent our management’s beliefs and assumptions only as of the date of this press release.  Our actual future results could differ materially from what we expect.  Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons.  Actual results could differ materially from those anticipated in the forward-looking statements, even if new information becomes available in the future.

Non-GAAP Financial Measures

In addition to disclosing financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release and the accompanying tables include certain non-GAAP financial measures, such as Adjusted EBITDA, Net Income (as adjusted) and Net earnings (loss) per share (as adjusted).

Adjusted EBITDA, Net Income (as adjusted) and Net earnings (loss) per share (as adjusted) are supplemental financial measures that are not required by, or presented in accordance with,  GAAP. We believe that Adjusted EBITDA, when taken together with our GAAP financial results, provides meaningful supplemental information regarding our operating performance and facilitates internal comparisons of our historical operating performance on a more consistent basis by excluding certain items that may not be indicative of our business, results of operations or outlook. In particular, we believe that the use of Adjusted EBITDA is helpful to our investors as it is a measure used by management in assessing the health of our business, determining incentive compensation, evaluating our operating performance, and for internal planning and forecasting purposes.

Adjusted EBITDA is presented for supplemental informational purposes only, has limitations as an analytical tool and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. Some of the limitations of Adjusted EBITDA include: (1) it does not properly reflect capital commitments to be paid in the future; (2) although depreciation and amortization are non-cash charges, the underlying assets may need to be replaced and Adjusted EBITDA does not reflect these capital expenditures; (3) it does not consider the impact of stock-based compensation expense; (4) it does not reflect other non-operating expenses, including interest expense, net; (5) it does not consider the impact of any stock warrant valuation adjustment; (6) it does not reflect tax payments that may represent a reduction in cash available to us; (7) it does not include legal fees that may be payable in connection with a  vendor arbitration; and (8) it does not include non-deferred costs associated with the IPO. In addition, our Adjusted EBITDA may not be comparable to similarly titled measures of other companies because they may not calculate Adjusted EBITDA in the same manner as we calculate the measure, limiting its usefulness as a comparative measure. Because of these limitations, when evaluating our performance, you should consider Adjusted EBITDA alongside other financial performance measures, including our net loss from continuing operations and other GAAP results.  We believe that Net income (as adjusted) and Net Earnings (loss) per share (as adjusted), when taken together with our GAAP financial results, are useful to investors because they present our performance on a basis that reflects the conversion of the convertible preferred stock to common stock and warrants to purchase preferred stock to warrants to purchase common stock, and options to purchase common stock which will be consistent with future presentations of our results.

We calculate Adjusted EBITDA as net loss from continuing operations, adjusted to exclude depreciation and amortization, stock-based compensation expense, net interest expense, convertible preferred stock warrant valuation adjustment, provision (benefit) for income taxes, legal fees associated with a vendor arbitration and non-deferred IPO costs. Please see Annex A: “Reconciliation of GAAP to Non-GAAP Financial Measures” elsewhere in this press release.

For Further Information, Please Contact:

Investors:

James Hart

investors@progyny.com

Media:

Selena Yang

media@progyny.com

PROGYNY, INC.

Consolidated Balance Sheets

(unaudited)

(in thousands, except share and per share amounts)

	December 31,
	2019	2018

ASSETS
Current assets:
Cash and cash equivalents	$80,382	$127
Accounts receivable, net of $6,320 and $3,486 of allowances at December 31, 2019 and December 31, 2018, respectively	47,059	23,325
Prepaid expenses and other current assets	5,003	885
Assets of discontinued operations, current	—	200
Total current assets	132,444	24,537
Property and equipment, net	3,083	776
Goodwill	11,880	11,880
Intangible assets, net	2,375	3,859
Other assets	652	272
Total assets	$150,434	$41,324
LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$19,388	$15,578
Accrued expenses and other current liabilities	16,775	9,782
Convertible preferred stock warrant liabilities	—	4,589
Short term debt	—	253
Total current liabilities	36,163	30,202
Total liabilities	36,163	30,202
Commitments and Contingencies (Note 11)
Convertible preferred stock (Note 12), $0.0001 par value; 100,000,000 and 314,930,070 shares authorized as of December 31, 2019 and December 31, 2018; zero and 65,428,088 shares issued and outstanding at December 31, 2019 and December 31, 2018, respectively; aggregate liquidation preference of $0 and $106,369 as of December 31, 2019 and December 31, 2018, respectively	—	106,237
STOCKHOLDERS' EQUITY (DEFICIT)
Common stock, $0.0001 par value; 1,000,000,000 shares authorized at December 31, 2019 and 417,000,000 at December 31, 2018; 84,188,202 and 5,155,407 shares issued and outstanding at December 31, 2019 and December 31, 2018, respectively	8	1
Additional paid-in capital	228,755	10,622
Treasury stock, at cost , $0.0001 par value; 615,980 shares outstanding at December 31, 2019 and 589,320 at December 31, 2018	(1,009)	(884)
Accumulated deficit	(113,483)	(104,854)
Total stockholders’ equity (deficit)	114,271	(95,115)
Total liabilities, convertible preferred stock, and stockholders’ equity (deficit)	$150,434	$41,324

PROGYNY, INC.

Consolidated Statements of Operations and Comprehensive Income (Loss)

(unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
Revenue	$65,122	$29,187	$229,683	$105,400
Cost of services	53,353	23,772	184,178	85,966
Gross profit	11,769	5,415	45,505	19,434
Operating expenses:
Sales and marketing	3,255	2,143	11,901	7,285
General and administrative	7,370	3,975	23,927	15,601
Total operating expenses	10,625	6,118	35,828	22,886
Income (loss) from continuing operations	1,144	(703)	9,677	(3,452)
Other expense:
Interest expense, net	136	(38)	(58)	(497)
Convertible preferred stock warrant valuation adjustment	(5,757)	(1,383)	(18,176)	(2,944)
Total other expense, net	(5,621)	(1,421)	(18,234)	(3,441)
Loss from continuing operations, before tax	(4,477)	(2,124)	(8,557)	(6,893)
Benefit (provision) for income taxes	77	547	(12)	1,777
Net loss from continuing operations	$(4,400)	$(1,577)	$(8,569)	$(5,116)
Net income from discontinued operations, net of taxes	$—	$52	$—	$5,777
Net (loss) income and comprehensive (loss) income	$(4,400)	$(1,525)	$(8,569)	$661
Net loss attributable to common stockholders	$(4,400)	$(1,579)	$(8,569)	$(5,541)
Net loss per share attributable to common stockholders:
Basic and diluted
Continuing operations	$(0.07)	$(0.31)	$(0.41)	$(1.00)
Discontinued operations	—	.01	—	1.04
Total net (loss) earnings per share attributable to common stockholders basic and diluted	$(0.07)	$(0.30)	$(0.41)	$0.04
Weighted-average shares used in computing net (loss) earnings per share:
Basic and Diluted	64,192,100	5,151,859	20,735,202	5,539,739

PROGYNY, INC.

Consolidated Statements of Cash Flows

(unaudited)

(in thousands)

	Year Ended
	December 31,
	2019	2018
OPERATING ACTIVITIES
Net (loss) income	$(8,569)	$661
Less: Income from discontinued operations, net of income tax	—	(5,777)
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Deferred tax expense (benefit)	12	(1,777)
Loss on debt extinguishment	—	88
Depreciation and amortization	2,133	1,883
Stock-based compensation expense	5,061	2,997
Bad debt expense	1,606	824
Loss on disposal of property and equipment	1	—
Accretion of debt discount and debt issuance costs	—	75
Change in fair value of warrant liabilities	18,176	2,944
Changes in operating assets and liabilities:
Accounts receivable	(25,342)	(12,776)
Prepaid expenses and current other assets	(4,118)	(179)
Other assets	(380)	100
Accounts payable	3,501	10,448
Accrued expenses and other current liabilities	6,385	2,761
Net cash provided by (used in) continuing operations	(1,534)	2,272
Net cash provided by (used in) discontinued operations	—	—
Net cash provided by (used in) operating activities	(1,534)	2,272
INVESTING ACTIVITIES
Purchase of property and equipment, net	(2,956)	(579)
Net cash provided by (used in) continuing operations	(2,956)	(579)
Net cash provided by (used in) discontinued operations	200	2,481
Net cash provided by (used in) investing activities	(2,756)	1,902
FINANCING ACTIVITIES
Proceeds from issuance of common stock upon initial public offering, net of issuance and offering costs	78,385	—
Repayment of term loan	—	(5,351)
Proceeds from revolving line of credit	182,025	64,421
Repayments made against revolving line of credit	(182,278)	(64,168)
Repurchase of convertible preferred stock	—	(2,500)
Repurchase of common stock	(185)	(1,205)
Exercise of stock options	6,536	65
Exercise of stock warrants	62
Net cash provided by (used in) continuing operations	84,545	(8,738)
Net cash provided by (used in) discontinued operations	—	—
Net cash provided by (used in) financing activities	84,545	(8,738)
Net increase (decrease) in cash and cash equivalents	80,255	(4,564)
Cash and cash equivalents, beginning of year	127	4,691
Cash and cash equivalents, end of year	$80,382	$127
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest	$176	$505
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Non-cash settlement of liability	$—	$414
Non-cash liability forgiveness related to divestiture	$—	$4,869
Non-cash preferred stock warrant conversion to common stock warrant upon IPO	$(22,765)	$—
Non-cash deferred initial public offering costs in accounts payable and accrued liabilities	$906	$—

ANNEX A

PROGYNY, INC.

Reconciliation of GAAP to Non-GAAP Financial Measures

(unaudited)

(in thousands)

Adjusted EBITDA and Adjusted EBITDA margin

The following table provides a reconciliation of Adjusted EBITDA to net loss from continuing operations for each of the periods presented:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
	(in thousands)
Net loss from continuing operations	$(4,400)	$(1,577)	$(8,569)	$(5,116)
Add:
Depreciation and amortization	540	488	2,135	1,883
Stock‑based compensation	1,852	694	5,061	2,997
Interest (income) expense, net	(136)	38	58	497
Convertible preferred stock warrant valuation adjustment	5,757	1,383	18,176	2,944
Provision (benefit) for income taxes	(77)	(547)	12	(1,777)
Legal fees associated with a vendor arbitration	346	—	1,319	—
Non-deferred IPO costs	—	—	150	—
Adjusted EBITDA	$3,882	$479	$18,342	$1,428

Net Earnings Per Share, As Adjusted

Net income, as adjusted, and net earnings per share, as adjusted, were computed to give effect for the convertible preferred stock warrant valuation adjustment, as well as the automatic one-for-one conversion of all outstanding shares of convertible preferred stock into shares of common stock and the one-for-one conversion of warrants to purchase preferred stock into warrants to purchase common stock in connection with the IPO, using the as-converted method as though the conversion had occurred as of the beginning of the period presented.  Net Earnings per Share, as Adjusted, is computed as follows (in thousands except share and per share data):

	Three Months Ended	Year Ended
	December 31, 2019	December 31, 2019
	(unaudited)
Numerator:
Net loss attributable to common stockholders	$(4,400)	$(8,569)
Adjust: Convertible preferred stock warrant valuation adjustment	5,757	18,176
Net income, as adjusted	$1,357	$9,607
Denominator:
Weighted-average shares used in computing net earnings per share attributable to common stockholders	64,192,100	20,735,202
Adjust: Conversion of redeemable convertible preferred stock	17,588,197	53,272,050
Adjust: Weighted-average options to purchase common stock outstanding	14,355,152	13,610,441
Adjust: Conversion of preferred stock warrants to common stock warrants	500,969	1,324,447
Adjust: Weighted-average warrants to purchase common stock	1,048,131	122,882
Weighted-average shares used in computing net earnings per share, as adjusted	97,684,549	89,065,022
Net earnings per share, as adjusted	$0.01	$0.11

Reconciliation of Non-GAAP Financial Guidance for the Three Months and Year Ending December 31, 2020

	Guidance for the Three Months Ended March 31, 2020		Guidance for the Year Ended December 31, 2020
(in thousands)	Low	High	Low	High

Revenue	$89,000	$94,000	$395,000	$415,000

Net income from operations*	$5,400	$6,400	$30,000	$34,000
Add:
Depreciation and amortization	600	600	2,300	2,200
Stock-based compensation	2,500	2,400	9,500	9,200
Interest income, net	(200)	(200)	(600)	(600)
Provision for income taxes	100	100	500	500
Adjusted EBITDA*	$8,400	$9,300	$41,700	$45,300

* Net income from operations and Adjusted EBITDA ranges do not reflect any estimate for legal fees associated with a vendor arbitration, nor do they contemplate any adjustment of the valuation allowance related to the deferred tax assets.